EXHIBIT 99
United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK     Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
Phone:	Chairman, President and CEO (740) 633-0445 Ext. 120 ceo@unitedbancorp.com	Senior Vice President, CFO and Treasurer (740) 633-0445 Ext. 181 cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE:     11:00 AM     April 16, 2009

Subject:	United Bancorp, Inc. Declares a Regular Cash Dividend Payment of 14¢ per Share and Reports on Annual Shareholder Meeting
MARTINS FERRY, OHIO ♦♦♦ On April 15, 2009, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of 14¢ per share for shareholders of record on May 22, 2009, with a payment date of June 19, 2009, to be paid out of the Company’s capital surplus account which is represented on the Company’s balance sheets included in its periodic reports filed with the Securities and Exchange Commission as “Additional paid-in capital”. This represents a 7.7% increase over the second quarter payment last year.
James W. Everson, Chairman, President and CEO announced the Shareholders of UBCP at the Annual Meeting held that date elected Directors for the following year including himself, Michael J. Arciello, Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia; Samuel J. Jones, Athletic Club Owner, Glouster; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen; Matthew C. Thomas, President, M.C. Thomas Insurance Agency, Bridgeport and Richard L. Riesbeck, President, Riesbeck Food Markets, Inc., St. Clairsville.
The following officers were appointed at the UBCP Reorganization Meeting: James W. Everson, Chairman, President & Chief Executive Officer; Scott A. Everson, Sr. Vice President — Chief Operating Officer; Randall M. Greenwood, Sr. Vice President — Chief Financial Officer & Secretary/Treasurer; Timothy L. Kelley, Vice President — Chief Commercial Banking Officer; Elmer K. Leeper, Vice President — Chief Retail Banking Officer; Michael A. Lloyd, Vice President — Chief Information Officer; James A. Lodes, Vice President — Chief Lending Officer; and Richard L. Riesbeck — Lead Director.
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $445.0 million and total shareholder’s equity of approximately $34 million as of March 31, 2009. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.